Exhibit 99.2

Union First Market Bankshares Declares Quarterly Cash Dividend

Richmond, Va., April 24, 2013 – Union First Market Bankshares Corporation has declared a quarterly dividend of $0.13 per share. The dividend amount remains the same as the previous quarterly dividend rate and is a 63% increase over the dividend rate for the same quarter last year.

First quarter net income was $9.0 million or $0.36 per fully diluted share, compared to $9.4 million or $0.37 per share, in the fourth quarter and $7.9 million or $0.31 per share, for the first quarter last year.

Based on the stock’s closing price of $18.97 on April 23, 2013, the dividend yield is approximately 2.7%. The dividend is payable on May 31, 2013 to shareholders of record as of May 17, 2013.

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union First Market Bank, which has 90 branches and more than 150 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, L.L.C.

Additional information on the Company is available at http://investors.bankatunion.com

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Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications